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EXHIBIT 23.4

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

March 2, 2015

Nabors Industries Ltd.
515 W. Greens Road
Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:

        We hereby consent to (i) the incorporation by reference of our letter report dated February 8, 2013 (our Report), containing our opinion on the proved reserves attributable to certain properties owned by Ramshorn Investments, Inc. in the Southern Miluveach Unit located on the North Slope of Alaska, which was included as an exhibit to the Annual Report on Form 10-K of Nabors Industries Ltd. (Nabors) for the fiscal year ended December 31, 2012; (ii) the use of and reference to our Report under the captions "Properties" in Item 2, and "Supplemental Information on Oil and Gas Exploration and Production Activities (unaudited)" and "Oil and Gas Reserves" in Item 8 of the Annual Report on Form 10-K of Nabors for the fiscal year ended December 31, 2014; and (iii) the use of and reference to the name DeGolyer and MacNaughton as the independent petroleum engineering firm that prepared our Report under such items; provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth contained therein because our estimates of the reserves and discounted present worth values have been combined with estimates of reserves and discounted present worth values prepared by other petroleum consultants in the Annual Report. We further consent to the incorporation by reference thereof into Registration Statements on Form S-8 (Registration Numbers 333-11313-99, 333-87069-99, 333-121908, 333-155291, 333-166598, 333-184165 and 333-190104) of Nabors Industries Ltd.

Very truly yours,
/s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

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  EXHIBIT 23.4
DEGOLYER AND MACNAUGHTON 5001 SPRING VALLEY ROAD SUITE 800 EAST DALLAS, TEXAS 75244